Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
I-trax, Inc.


We hereby consent to the incorporation by reference in the registration statement on Amendment No. 2 to Form S-3, and the related prospectus, to be filed with the Securities and Exchange Commission on or about August 23, 2004 of our report dated February 16, 2004, except for Note 19 as to which the date is March 19, 2004, on the consolidated financial statements of I-Trax, Inc. and Subsidiaries as of December 31, 2003 and for each of the two years in the period ended December 31, 2003 which appear in I-Trax's Annual Report on Form 10 KSB/A for the year ended December 31, 2003. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York
August 23, 2004